EXHIBIT 11 - CALCULATION OF NET INCOME PER COMMON SHARE




                                  MICROAGE, INC
                     NET INCOME PER COMMON SHARE CALCULATION
                                 (in thousands)

                                                                Quarter ended                   26 weeks ended
                                                     -------------------------------------------------------------------

                                                        May 4,           April 28,         May 4,          April 28,
                                                         1997              1996             1997              1996
                                                     --------------    --------------   --------------   ---------------
Primary
   Weighted average common shares                           15,476            15,025           15,395            14,982
   Dilutive effect of stock options and warrants               540               269              806               166

       Weighted average common and common            --------------    --------------   --------------   ---------------
           equivalent shares outstanding - primary          16,016            15,294           16,201            15,148

Fully Diluted (1)

   Weighted average shares from primary
       calculation                                          16,016            15,294           16,201            15,148
   Additional dilutive effect of stock options
       and warrants                                             54                59                -               149

       Weighted average common and common            --------------    --------------   --------------   ---------------
           equivalent shares outstanding - fully diluted    16,070            15,353           16,201            15,297

Net income                                                  $6,003            $3,102          $10,671            $4,745

Net income per common and common equivalent share:

           Primary                                          $ 0.37            $ 0.20          $  0.66            $ 0.31
           Fully Diluted                                    $ 0.37            $ 0.20          $  0.66            $ 0.31


(1) Fully diluted share information is presented in accordance with Regulation S-K of the Securities Exchange Act of 1934. The amounts of per share earnings on the fully diluted basis are not required to be presented in the consolidated statements of income under the provisions of APB No. 15 since the additional dilution is less than 3%.